Exhibit 10.42

SECOND AMENDMENT TO THE ALION SCIENCE AND TECHNOLOGY
CORPORATION 2002 STOCK APPRECIATION RIGHTS PLAN

WHEREAS, Alion Science and Technology Corporation (“Alion”) adopted the Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan (the “Plan”), effective December 21, 2002; and

WHEREAS, Alion desires to further amend the Plan to clarify certain provisions to comply with the provisions of the new Section 409A of the Internal Revenue Code of 1986, as amended, by the enactment of the “American Jobs Creation Act of 2004” on October 22, 2004;

NOW, THEREFORE, pursuant to the powers reserved in Article VII of the Plan, Alion does hereby amend the Plan, effective November 9, 2004, as follows:

Section 1

Article 2 is hereby amended as follows:

By inserting a new Section 2.7 thereof, and renumbering subsequent sections in Article 2 accordingly, to read:

     “2.7 Change in Control shall mean and shall be deemed to have occurred if at any time for whatever reason:

(i)	any Person (other than the Holder, or any of the Holder’s direct assignees or transferees), or the Trust, together with their “affiliates” within the meaning of Rule 12b-2 of the Commission under the Exchange Act) shall acquire beneficial ownership (including beneficial ownership resulting from the formation of a “group” within the meaning of Rule 13d-5 of the Securities Exchange Commission (“SEC”) under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the outstanding capital stock of the Company, ordinarily having the right to vote at any election of directors;

(ii)	there is a sale of all or substantially all of the Company’s assets, directly or indirectly through one or more transactions whether or not concurrent; or

(iii)	there is a liquidation or dissolution of the Company.

For these purposes, the term “Person” shall mean an individual, a corporation, an association, a joint-stock company, a business trust or other similar organization, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.”

Article 2 is hereby further amended by inserting a newly enumerated Section 2.10, and renumbering subsequent sections in Article 2 accordingly, to read:

          “2.10 Disability of a Participant means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.”

Article 3 is hereby amended as follows:

By striking section 3.3(e).

Article 5 is amended as follows:

The title of section 5.2 is amended by inserting “or Payment” immediately after “Exercise”

Section 5.2 is further amended by inserting “or other Payment Date” immediately after “exercise” in the first sentence thereof.

Section 5.3(a) is amended by inserting “in which he or she has become vested on or before December 31, 2004, which was granted on or before December 31, 2004,” after “A Participant may exercise all or any portion of an Award” in the first sentence thereof.

Section 5.3 is further amended by inserting a new paragraph “(b)” following section 5.3(a), and renumbering subsequent paragraphs in section 5.3 accordingly, to read:

“(b) A Participant shall receive payment for all Awards granted on or before December 31, 2004, but vesting on or after January 1, 2005, as a cash payment on the Payment Date, which shall be the date on which the Participant becomes fully vested in the original grant, equal to the number of SARs multiplied by the Fair Market Value as of the Valuation Date coincident with or immediately preceding the vesting date. Except as provided in Sections 5.3 (d) and (e), the Company shall make payment on a Payment Date by the delivery to the participant of cash in a lump sum sixty (60) days after the Payment Date, less any applicable withholdings required by the Code or other similar regulations.”

The newly enumerated section 5.3(c) is amended to read as follows

          “(c) The notice required by section 5.3(a) shall not be required in the event of the death or disability (as defined Section 2.10, hereof) of the Participant before an

Award, granted on or before December 31, 2004, is fully vested. In such case, all previously vested, unexercised, and unpaid Awards, shall be considered exercised and paid.”

The newly enumerated sections 5.3(d) and (e) are hereby stricken from the Plan and section 5.3(f) is redesignated as section 5.3(d).

Section 5.5(a) is amended to read as follows:

               “(a) Except as further provided in (b) below, a Participant who terminates employment with the Company for any reason other than death or disability shall forfeit his or her rights to all unvested Awards. Such Participants must exercise all Awards granted on or before December 31, 2004, and vested on or before December 31, 2004, within sixty (60) days after the effective date of termination, under the procedures outlined in section 5.3 above, or forfeit their rights to all such vested Awards. Participants granted Awards before December 31, 2004, but vesting on or after January 1, 2005, shall receive payment for such vested SARs within 60 days of the date of termination, subject to the provisions of sections 5.3(d) and (e) hereof.”

Except as amended by this instrument, the Plan, as previously stated, shall remain in full force and effect for all grants made on or before October 2, 2004. On or after October 3, 2004, no further grants shall be made under this Plan.

IN WITNESS WHEREOF, Alion has caused this instrument to be executed as of this 9th day of November, 2003, and effective as of the same date.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:     /s/ Bahman Atefi

Chief Executive Officer